Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 26, 2024, except for Note 17, as to which the date is September 16, 2024 with respect to the consolidated financial statements of Synergy CHC Corp. as of and for the years ended December 31, 2023 and 2022 included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-280556) and related Prospectus of Synergy CHC Corp. for the registration of its common stock

/s/ RBSM LLP

New York, NY

October 22, 2024